SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                             ----------------------

                                  SCHEDULE 13D
                                 (RULE 13D-101)
                                (AMENDMENT NO. 1)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13D-1(A) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13D-2(A)


                                 PXRE GROUP LTD.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     COMMON STOCK, PAR VALUE $1.00 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    G73018106
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                            Capital Z Management, LLC
                               54 Thompson Street
                            New York, New York 10012
                        Attention: David A. Spuria, Esq.
                                 (212) 965-0800

                        Reservoir Capital Partners, L.P.
                       c/o Reservoir Capital Group, L.L.C.
                         650 Madison Avenue, 26th Floor
                            New York, New York 10022
                           Attention: General Counsel
                                 (212) 610-9000

                                       and

                         RER Reinsurance Holdings, L.P.
                           777 Main Street, Suite 2250
                              Fort Worth, TX 76102
                                 (817) 820-6600
--------------------------------------------------------------------------------
                  (Name, address and telephone number of person
                authorized to receive notices and communications)


                                 April 17, 2002
--------------------------------------------------------------------------------
             (Date of event which requires filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), (f) or (g), check the following box. [ ]

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

========== ====================================================================================================
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

           CAPITAL Z FINANCIAL SERVICES FUND II, L.P.
---------- ----------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                       (a) [X]
                                                                                                       (b) [ ]
---------- ----------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- ----------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS
           00 - CONTRIBUTIONS FROM PARTNERS
---------- ----------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
           REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                                                          [ ]
---------- ----------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           BERMUDA
---------- ----------------------------------------------------------------------------------------------------
                                                    7         SOLE VOTING POWER
                    NUMBER OF
                      SHARES                                  4,754,788(1)
                   BENEFICIALLY
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
                                                    --------- -------------------------------------------------
                                                    8         SHARED VOTING POWER


                                                    --------- -------------------------------------------------
                                                    9         SOLE DISPOSITIVE POWER

                                                              4,754,788(1)
                                                    --------- -------------------------------------------------
                                                    10        SHARED DISPOSITIVE POWER


---------- ----------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           8,920,267(2)
---------- ----------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
           EXCLUDES CERTAIN SHARES                                                                      [X]

---------- ----------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

           41.46%
---------- ----------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

           PN
---------- ----------------------------------------------------------------------------------------------------

1. Assumes conversion of all Preferred Shares, par value $1.00 per share
("Preferred Shares"), held by the Reporting Person to Common Shares, par value
$1.00 per share ("Common Shares"), at a conversion price of $15.69 per share.

2. The Reporting Person disclaims beneficial ownership of all Common Shares or Preferred Shares that may be owned or deemed owned by any of Reservoir Capital
Partners, L.P., Reservoir Capital Master Fund, L.P., Reservoir Capital Group,
L.L.C., Reservoir Capital Associates, L.P., Reservoir Capital Management, L.L.C.
or RER Reinsurance Holdings, L.P.



                                       2

========== ====================================================================================================
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

           CAPITAL Z FINANCIAL SERVICES PRIVATE FUND II, L.P.
---------- ----------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a) [X]
                                                                                                       (b) [ ]
---------- ----------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- ----------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS
           00 - CONTRIBUTIONS FROM PARTNERS
---------- ----------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
           REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                                                          [ ]
---------- ----------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           BERMUDA
--------------------------------------------------- --------- -------------------------------------------------
                                                    7         SOLE VOTING POWER
                    NUMBER OF
                      SHARES                                  25,327(1)
                   BENEFICIALLY
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
                                                    --------- -------------------------------------------------
                                                    8         SHARED VOTING POWER


                                                    --------- -------------------------------------------------
                                                    9         SOLE DISPOSITIVE POWER

                                                              25,327(1)
                                                    --------- -------------------------------------------------
                                                    10        SHARED DISPOSITIVE POWER


---------- ----------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           8,920,267(2)
---------- ----------------------------------------------------------------------------------------------------

12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
           EXCLUDES CERTAIN SHARES                                                                         [X]

---------- ----------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

           41.46%
---------- ----------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

           PN
---------- ----------------------------------------------------------------------------------------------------

1. Assumes conversion of all Preferred Shares held by the Reporting Person to Common Shares at a conversion price of $15.69 per share.

2. The Reporting Person disclaims beneficial ownership of all Common Shares or Preferred Shares that may be owned or deemed owned by any of Reservoir Capital
Partners, L.P., Reservoir Capital Master Fund, L.P., Reservoir Capital Group,
L.L.C. Reservoir Capital Associates, L.P., Reservoir Capital Management, L.L.C.
or RER Reinsurance Holdings, L.P.




                                       3

========== ====================================================================================================
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

           CAPITAL Z PARTNERS, L.P.
---------- ----------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a) [X]
                                                                                                       (b) [ ]
---------- ----------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- ----------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS
           NOT APPLICABLE
---------- ----------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
           REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                                                          [ ]
---------- ----------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           BERMUDA
---------- ----------------------------------------------------------------------------------------------------
                                                    7         SOLE VOTING POWER
                    NUMBER OF
                      SHARES
                   BENEFICIALLY
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
                                                    --------- -------------------------------------------------
                                                    8         SHARED VOTING POWER

                                                              4,780,115(1)
                                                    --------- -------------------------------------------------
                                                    9         SOLE DISPOSITIVE POWER


                                                    --------- -------------------------------------------------
                                                    10        SHARED DISPOSITIVE POWER

                                                              4,780,115(1)
---------- ----------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           8,920,267(2)
---------- ----------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
           EXCLUDES CERTAIN SHARES                                                                         [X]

---------- ----------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

           41.46%
---------- ----------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

           PN
---------- ----------------------------------------------------------------------------------------------------

1. Includes 4,754,788 and 25,327 Common Shares that may be owned by Capital Z
Financial Services II, L.P. and Capital Z Financial Services Private Fund II,
L.P., respectively, upon conversion of Preferred Shares at a conversion price of $15.69 per share (as described in Item 5 below).

2. The Reporting Person disclaims beneficial ownership of all Common Shares or Preferred Shares that may be owned or deemed owned by any of Reservoir Capital
Partners, L.P., Reservoir Capital Master Fund, L.P., Reservoir Capital Group,
L.L.C. Reservoir Capital Associates, L.P., Reservoir Capital Management, L.L.C.
or RER Reinsurance Holdings, L.P.




                                       4

========== ====================================================================================================
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

           CAPITAL Z PARTNERS, LTD.
---------- ----------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a) [X]
                                                                                                       (b) [ ]
---------- ----------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- ----------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS
           NOT APPLICABLE
---------- ----------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
           REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                                                         [ ]
---------- ----------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           BERMUDA
---------- ----------------------------------------------------------------------------------------------------
                                                    7         SOLE VOTING POWER
                    NUMBER OF
                      SHARES
                   BENEFICIALLY
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
                                                    --------- -------------------------------------------------
                                                    8         SHARED VOTING POWER

                                                              4,780,115(1)
                                                    --------- -------------------------------------------------
                                                    9         SOLE DISPOSITIVE POWER


                                                    --------- -------------------------------------------------
                                                    10        SHARED DISPOSITIVE POWER

                                                              4,780,115(1)
---------- ----------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           8,920,267(2)
---------- ----------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
           EXCLUDES CERTAIN SHARES                                                                         [X]

---------- ----------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

           41.46%
---------- ----------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

           CO
---------- ----------------------------------------------------------------------------------------------------

1. Includes 4,754,788 and 25,327 Common Shares that may be owned by Capital Z
Financial Services II, L.P. and Capital Z Financial Services Private Fund II,
L.P., respectively, upon conversion of Preferred Shares (as described in Item 5 below).

2. The Reporting Person disclaims beneficial ownership of all Common Shares or Preferred Shares that may be owned or deemed owned by any of Reservoir Capital
Partners, L.P., Reservoir Capital Master Fund, L.P., Reservoir Capital Group,
L.L.C., Reservoir Capital Associates, L.P., Reservoir Capital Management, L.L.C.
or RER Reinsurance Holdings, L.P.




                                       5

========== ====================================================================================================
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

           RESERVOIR CAPITAL PARTNERS, L.P.
---------- ----------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                       (a) [X]
                                                                                                       (b) [ ]
---------- ----------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- ----------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS
           00 - CONTRIBUTIONS FROM PARTNERS
---------- ----------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
           REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                                                        [ ]
---------- ----------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           DELAWARE
---------- ----------------------------------------------------------------------------------------------------
                                                    7         SOLE VOTING POWER
                    NUMBER OF
                      SHARES                                  2,179,490(1)
                   BENEFICIALLY
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
                                                    --------- -------------------------------------------------
                                                    8         SHARED VOTING POWER


                                                    --------- -------------------------------------------------
                                                    9         SOLE DISPOSITIVE POWER

                                                              2,179,490(1)
                                                    --------- -------------------------------------------------
                                                    10        SHARED DISPOSITIVE POWER


---------- ----------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           8,920,267(2)
---------- ----------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
           EXCLUDES CERTAIN SHARES                                                                        [X]

---------- ----------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

           41.46%
---------- ----------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

           PN
---------- ----------------------------------------------------------------------------------------------------

1. Assumes conversion of all Preferred Shares held by the Reporting Person to Common Shares at a conversion price of $15.69 per share.

2. The Reporting Person disclaims beneficial ownership of all Common Shares or Preferred Shares that may be owned or deemed owned by any of Capital Z Financial
Services Fund II, L.P., Capital Z Financial Services Private Fund II, L.P.,
Capital Z Partners, L.P., Capital Z Partners, Ltd. or RER Reinsurance
Holdings, L.P.





                                       6

========== ====================================================================================================
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

           RESERVOIR CAPITAL MASTER FUND, L.P.
---------- ----------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                       (a) [X]
                                                                                                       (b) [ ]
---------- ----------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- ----------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS
           00 - CONTRIBUTIONS FROM PARTNERS
---------- ----------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
           REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                                                         [ ]
---------- ----------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           CAYMAN ISLANDS
---------- ----------------------------------------------------------------------------------------------------
                                                    7         SOLE VOTING POWER
                    NUMBER OF
                      SHARES                                  366,941(1)
                   BENEFICIALLY
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
                                                    --------- -------------------------------------------------
                                                    8         SHARED VOTING POWER


                                                    --------- -------------------------------------------------
                                                    9         SOLE DISPOSITIVE POWER

                                                              366,023(1)
                                                    --------- -------------------------------------------------
                                                    10        SHARED DISPOSITIVE POWER


---------- ----------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           8,920,267(2)
---------- ----------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
           EXCLUDES CERTAIN SHARES                                                                         [X]

---------- ----------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

           41.46%
---------- ----------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

           PN
---------- ----------------------------------------------------------------------------------------------------

1. Assumes conversion of all Preferred Shares held by the Reporting Person to Common Shares at a conversion price of $15.69 per share.

2. The Reporting Person disclaims beneficial ownership of all Common Shares or Preferred Shares that may be owned or deemed owned by any of Capital Z Financial
Services Fund II, L.P., Capital Z Financial Services Private Fund II, L.P.,
Capital Z Partners, L.P., Capital Z Partners, Ltd. or RER Reinsurance
Holdings, L.P.





                                       7

========== ====================================================================================================
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

           RESERVOIR CAPITAL GROUP, L.L.C.
---------- ----------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                       (a) [X]
                                                                                                       (b) [ ]
---------- ----------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- ----------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS
           NOT APPLICABLE
---------- ----------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
           REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                                                         [ ]
---------- ----------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           DELAWARE
---------- ----------------------------------------------------------------------------------------------------
                                                    7         SOLE VOTING POWER
                    NUMBER OF
                      SHARES
                   BENEFICIALLY
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
                                                    --------- -------------------------------------------------
                                                    8         SHARED VOTING POWER

                                                              2,546,781(1)
                                                    --------- -------------------------------------------------
                                                    9         SOLE DISPOSITIVE POWER


                                                    --------- -------------------------------------------------
                                                    10        SHARED DISPOSITIVE POWER

                                                              2,546,781(1)
---------- ----------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           8,920,267(2)
---------- ----------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
           EXCLUDES CERTAIN SHARES                                                                         [X]

---------- ----------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

           41.46%
---------- ----------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

           PN
---------- ----------------------------------------------------------------------------------------------------

1. Includes 2,051,345 and 345,086 Common Shares that may be owned by Reservoir
Capital Partners, L.P. and Reservoir Capital Master Fund, L.P., respectively, upon conversion of Preferred Shares at a conversion price of $15.69 per share
(as described in Item 5 below) and 128,145, 21,855 and 350 Common Shares owned
Reservoir Capital Partners, L.P., Reservoir Capital Master Fund, L.P. and
Reservoir Capital Associates, L.P., respectively.

2. The Reporting Person disclaims beneficial ownership of all Common Shares or Preferred Shares that may be owned or deemed owned by any of Capital Z Financial
Services Fund II, L.P., Capital Z Financial Services Private Fund II, L.P.,
Capital Z Partners, L.P., Capital Z Partners, Ltd. or RER Reinsurance
Holdings, L.P.




                                       8

========== ====================================================================================================
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

           RESERVOIR CAPITAL ASSOCIATES, L.P.
---------- ----------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                       (a) [X]
                                                                                                       (b) [ ]
---------- ----------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- ----------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS
           NOT APPLICABLE
---------- ----------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
           REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                                                          [ ]
---------- ----------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           DELAWARE
---------- ----------------------------------------------------------------------------------------------------
                                                    7         SOLE VOTING POWER
                    NUMBER OF
                      SHARES                                  350
                   BENEFICIALLY
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
                                                    --------- -------------------------------------------------
                                                    8         SHARED VOTING POWER


                                                    --------- -------------------------------------------------
                                                    9         SOLE DISPOSITIVE POWER

                                                              350
                                                    --------- -------------------------------------------------
                                                    10        SHARED DISPOSITIVE POWER


---------- ----------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           8,920,267(1)
---------- ----------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
           EXCLUDES CERTAIN SHARES                                                                         [X]

---------- ----------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

           41.46%
---------- ----------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

           PN
---------- ----------------------------------------------------------------------------------------------------

1. The Reporting Person disclaims beneficial ownership of all Common Shares or Preferred Shares that may be owned or deemed owned by any of Capital Z Financial
Services Fund II, L.P., Capital Z Financial Services Private Fund II, L.P.,
Capital Z Partners, L.P., Capital Z Partners, Ltd. or RER Reinsurance
Holdings, L.P.




                                       9

========== ====================================================================================================
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

           RESERVOIR CAPITAL MANAGEMENT, L.L.C.
---------- ----------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                       (a) [X]
                                                                                                       (b) [ ]
---------- ----------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- ----------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS
           NOT APPLICABLE
---------- ----------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
           REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                                                          [ ]
---------- ----------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           DELAWARE
--------------------------------------------------- --------- -------------------------------------------------
                                                    7         SOLE VOTING POWER
                    NUMBER OF
                      SHARES
                   BENEFICIALLY
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
                                                    --------- -------------------------------------------------
                                                    8         SHARED VOTING POWER

                                                              2,546,781(1)
                                                    --------- -------------------------------------------------
                                                    9         SOLE DISPOSITIVE POWER


                                                    --------- -------------------------------------------------
                                                    10        SHARED DISPOSITIVE POWER

                                                              2,546,781(1)
---------- ----------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           8,920,267(2)
---------- ----------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
           EXCLUDES CERTAIN SHARES                                                                        [X]

---------- ----------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

           41.46%
---------- ----------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

           PN
---------- ----------------------------------------------------------------------------------------------------

1. Includes 2,051,345 and 345,086 Common Shares that may be owned by Reservoir
Capital Partners, L.P. and Reservoir Capital Master Fund, L.P., respectively, upon conversion of Preferred Shares at a conversion price of $15.69 per share
(as described in Item 5 below) and 128,145, 21,855 and 350 Common Shares owned
Reservoir Capital Partners, L.P., Reservoir Capital Master Fund, L.P. and
Reservoir Capital Associates, L.P., respectively..

2. The Reporting Person disclaims beneficial ownership of all Common Shares or Preferred Shares that may be owned or deemed owned by any of Capital Z Financial
Services Fund II, L.P., Capital Z Financial Services Private Fund II, L.P.,
Capital Z Partners, L.P., Capital Z Partners, Ltd. or RER Reinsurance
Holdings, L.P.



                                       10

========== ====================================================================================================
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

           RER REINSURANCE HOLDINGS, L.P.
---------- ----------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                       (a) [X]
                                                                                                       (b) [ ]
---------- ----------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- ----------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS
           00-CONTRIBUTIONS FROM PARTNERS
---------- ----------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
           REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                                                          [ ]
---------- ----------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           TEXAS
--------------------------------------------------- --------- -------------------------------------------------
                                                    7         SOLE VOTING POWER
                    NUMBER OF
                      SHARES                                  1,529,637(1)
                   BENEFICIALLY
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
                                                    --------- -------------------------------------------------
                                                    8         SHARED VOTING POWER


                                                    --------- -------------------------------------------------
                                                    9         SOLE DISPOSITIVE POWER

                                                              1,529,637(1)
                                                    --------- -------------------------------------------------
                                                    10        SHARED DISPOSITIVE POWER


---------- ----------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           8,920,267(2)
---------- ----------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
           EXCLUDES CERTAIN SHARES                                                                         [X]

---------- ----------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

           41.46%
---------- ----------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

           IN
---------- ----------------------------------------------------------------------------------------------------


1. Assumes conversion of all Preferred Shares held by the Reporting Person to Common Shares at a conversion price of $15.69 per share.

2. The Reporting Person disclaims beneficial ownership of all Common Shares or Preferred Shares that may be owned or deemed owned by any of Capital Z Financial Services Fund II, L.P., Capital Z Financial Services Private Fund II, L.P., Capital Z Partners, L.P., Capital Z Partners, Ltd., Reservoir Capital Partners, L.P., Reservoir Capital Master Fund, L.P., Reservoir Capital Group, L.L.C., Reservoir Capital Associates, L.P. or Reservoir Capital Management, L.L.C.

           This Amendment No. 1 amends the Statement on Schedule 13D dated December 20, 2001 (the "Initial Statement on Schedule 13D") filed by Capital Z Financial Services Fund II, L.P., a Bermuda limited partnership ("Capital Z Fund II"), Capital Z Financial Services Private Fund II, L.P. ("Capital Z Private Fund II"), Capital Z Partners, L.P., a Bermuda limited partnership ("Capital Z L.P."), and Capital Z Partners, Ltd., a Bermuda corporation ("Capital Z Ltd.", and together with Capital Z Fund II, Capital Z L.P., the "Capital Z Reporting Persons"), Reservoir Capital Master Fund, L.P. ("Reservoir Master Fund"), Reservoir Capital Partners, L.P. ("Reservoir Partners"), Reservoir Capital Group, L.L.C. ("Reservoir Group"), Reservoir Capital Management, L.L.C. ("Reservoir Management") and Reservoir Capital Associates, L.P. ("Reservoir Associates") and together with Reservoir Master Fund, Reservoir Partners, Reservoir Group and Reservoir Management, the "Reservoir Reporting Persons") and Richard E. Rainwater ("Rainwater"). Capitalized terms used in this Amendment without definition have the meanings ascribed to them in the Initial Statement on Schedule 13D. This Amendment is being filed by each of the foregoing persons, other than Rainwater, and by RER Reinsurance Holdings, Inc. ("RER", collectively the "Reporting Persons").


ITEM 5.    INTEREST IN SECURITIES OF ISSUER.

           (a) - (c)

           On April 5, 2002, Reservoir Partners and Reservoir Master Fund entered into a Transfer and Joinder ("Transfer and Joinder Agreement") agreement with SAB Capital Partners, LP, SAB Capital Partners II, LP and SSAB Overseas Fund, Ltd. (collectively, "SAB") pursuant to which Reservoir Partners transferred an aggregate of 676,507 Common Shares (on an as-converted basis) and Reservoir Master Fund transferred an aggregate of 113,805 Common Shares (on an as-converted basis) to SAB (the "SAB Transfer").

           As a result of the SAB Transfer each Reservoir Reporting Person may be deemed to beneficially own 2,546,781 Common Shares by virtue of Reservoir Capital's, Reservoir Master Fund's and Reservoir Associates' ownership of 2,179,490, 366,941 and 350 Common Shares (assuming all preferred shares are converted), respectively. Reservoir Management and Reservoir Group have the shared power to vote or direct the vote, and to dispose or to direct the disposition, of such shares. Such shares represent, in the aggregate, approximately 11.8% of the outstanding total Common Shares. Due to voting limitations set forth in the Bye-laws of the Company, the shares held by the Reservoir Reporting Persons will represent, in the aggregate, approximately 9.9% of the total voting power of the Common Shares.

           Effective as of April 1, 2002, Richard E. Rainwater ("Rainwater") entered into an Assignment and Assumption Agreement (the "RER Assignment") with RER Reinsurance Holdings, L.P., a Texas limited partnership ("RER) of which Rainwater is the sole general partner. Pursuant to the RER Assignment, Rainwater transferred the right to acquire 1,529,637 Common Shares (on an as-converted basis) to RER. Rainwater, as the sole general partner of RER, has the sole power to vote or direct the vote, and to dispose or to direct the disposition of, such Common Shares. Subsequent to the RER Assignment, RER acquired all of such 1,529,637 Common Shares (on an as-converted basis).

           Effective as of April 1, 2002, Rainwater also entered into an Assignment and Assumption Agreement (the "Stavis Assignment") with Robert Stavis ("Stavis"), an individual resident of the State of New York. Pursuant to the Stavis Assignment, Rainwater transferred the right to acquire 63,735 Common Shares (on an as-converted basis) to Stavis. Stavis has the sole power to vote or direct the vote, and to dispose or to direct the disposition of, such Common Shares. Subsequent to the Stavis Assignment, Stavis acquired all of such 63,735 Common Shares (on an as-converted basis).

           As a consequence of the RER Assignment and the Stavis Assignment, Rainwater no longer owns any of the Common Shares; provided, however, that Rainwater is deemed to beneficially own all of RER's 1,529,637 Common Shares by virtue of his capacity as the general partner of such partnership.

           The aggregate number of Common Shares represented by this Statement represent approximately 41.46% of the outstanding Common Shares.

           All calculations made herein are made in accordance with Rule 13d-3(d) of the Securities Exchange Act of 1934, as amended and based on the 11,955,732 Common Shares outstanding as of May 10, 2002, and assuming the Preferred Shares are converted into Common Shares.

                     (d)       None.

                     (e)       Not applicable.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

           The following description of Transfer and Joinder Agreement is qualified in is entirety by reference to by Transfer and Joinder Agreement (which is attached hereto as Exhibit 1 and incorporated by reference). Pursuant to the Transfer and Joinder Agreement, SAB purchased from Reservoir Partners and Reservoir Master Fund, and Reservoir Partners and Reservoir Master Fund sold to SAB an aggregate of 790,312 Common Shares (on an as-converted basis). In addition, SAB became a member of the Investment Agreement.

ITEM 7.    MATERIAL TO BE FILED AS EXHIBITS.

           1. Transfer and Joinder Agreement by and among Reservoir Capital, Reservoir Master Fund and SAB.

                                   SIGNATURES

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete, and correct.

                      Date: July 15, 2002.


                      CAPITAL Z FINANCIAL SERVICES FUND II, L.P.
                      By: Capital Z Partners, Ltd., it ultimate general partner

                      By: /s/ Robert Spass
                          ---------------------------------------------------
                          Robert Spass
                          Chairman


                      CAPITAL Z FINANCIAL SERVICES PRIVATE FUND II, L.P.
                      By: Capital Z Partners, Ltd., it ultimate general partner

                      By: /s/ Robert Spass
                          ---------------------------------------------------
                          Robert Spass
                          Chairman


                      CAPITAL Z PARTNERS, L.P.
                      By: Capital Z Partners, Ltd., it ultimate general partner

                      By: /s/ Robert Spass
                          ---------------------------------------------------
                          Robert Spass
                          Chairman


                      CAPITAL Z PARTNERS, LTD.
                      By: Capital Z Partners, Ltd., it ultimate general partner

                      By: /s/ Robert Spass
                          ---------------------------------------------------
                          Robert Spass
                          Chairman

                      RESERVOIR CAPITAL PARTNERS, L.P.
                      By: Reservoir Capital Group, L.L.C., its sole general
                          partner

                      By: /s/ Craig Huff
                          ---------------------------------------------------
                          Craig Huff
                          President


                      RESERVOIR CAPITAL GROUP, L.L.C.

                      By: /s/ Craig Huff
                          ---------------------------------------------------
                          Craig Huff
                          President


                      RESERVOIR CAPITAL MASTER FUND, L.P.
                      By: Reservoir Capital Group, L.L.C., its sole general
                          partner

                      By: /s/ Craig Huff
                          ---------------------------------------------------
                          Craig Huff
                          President


                      RESERVOIR CAPITAL ASSOCIATES, L.P.
                      By: Reservoir Capital Group, L.L.C., its sole general
                          partner

                      By: /s/ Craig Huff
                          ---------------------------------------------------
                          Craig Huff
                          President


                      RESERVOIR CAPITAL MANAGEMENT, L.L.C.

                      By: /s/ Craig Huff
                          ---------------------------------------------------
                          Craig Huff
                          President


                      RER Reinsurance Holdings, L.P.

                      By: /s/ Richard E. Rainwater by Melissa Parrish
                          ---------------------------------------------------
                          Richard E. Rainwater, General Partner
                          by Melissa Parrish, Attorney-in-fact

                                    Exhibits



         1.   Transfer and Joinder Agreement, dated April 5, 2002.